Exhibit 99.1

DATALINK CONFIRMS 2010 THIRD QUARTER GUIDANCE

Ends Quarter with Record Backlog

CHANHASSEN, Minn., October 4, 2010 — Datalink (Nasdaq: DTLK), a leading provider of data center infrastructure and services, today confirmed its guidance for the third quarter of 2010.  The Company expects third quarter 2010 revenues to be in the range of $69.0 million to $70.0 million.  This compares to revenues of $42.7 million in the third quarter of 2009, a 62% increase.  On a GAAP basis the Company expects results per share to be in the range of a loss of $0.01 per share to earnings of $0.01 per share.  On a non-GAAP basis the Company expects earnings per share in the range of $0.07 per share to $0.09 per share.

The Company ended the quarter with a record backlog of over $52 million.

Paul Lidsky, Datalink’s president and CEO, commented, “Customer demand for our data center solutions remained strong during the quarter as result of a steadily increasing trend in technology spending coupled with the success we are seeing from the investments we made to expand Datalink’s market share around data center solutions. This is evidenced by both record third quarter revenues and backlog”.

The Company will report its third quarter financial results and hold an investor conference call after the market closes on October 19, 2010.

The Company’s president and chief executive officer, Paul Lidsky, and its vice president of administration and chief financial officer, Greg Barnum, will be presenting at the 2010 Craig-Hallum Capital Group’s Alpha Select Investor Conference being held at The Roosevelt Hotel in

New York City. Datalink’s presentation will take place on Wednesday, October 6, 2010 at 11:35AM.

About Datalink

A complete data center solutions and services provider for Fortune 500 and mid-tier enterprises, Datalink transforms data centers so they become more efficient, manageable and responsive to changing business needs. Datalink helps leverage and protect storage, server, and network investments with a focus on long-term value, offering a full lifecycle of services, from consulting and design to implementation, management and support. Datalink solutions span virtualization and consolidation, data storage and protection, advanced networks, and business continuity. Each delivers measurable performance gains and maximizes the business value of IT. For more information, call 800.448.6314 or visit www.datalink.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements.  This press release contains forward-looking statements, including our internal projections of anticipated 2010 results, which reflect our views regarding future events and financial performance.  These forward-looking statements are subject to certain risks and uncertainties, including those identified below, which could cause actual results to differ materially from historical results or those anticipated.  The words “aim, “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions which indicate future events and trends identify forward-looking statements.  Actual future results and trends may differ materially from historical results or those anticipated depending upon a variety of factors, including, but not limited to:  the level of continuing demand for storage, including the effects of current economic and credit conditions; competition and pricing pressures and timing of our installations that may adversely affect our revenues and profits; fixed employment costs that may impact profitability if we suffer revenue shortfalls; revenue recognition policies that may unpredictably defer reporting of our revenues; our ability to hire and retain key technical and sales personnel; our dependence on key suppliers; our ability to adapt to rapid technological change; risks associated with integrating possible future acquisitions; fluctuations in our quarterly operating results; future changes in applicable accounting rules; and volatility in our stock price. Further, our revenues for any particular quarter are not necessarily reflected by our backlog of contracted orders, which also may fluctuate unpredictably.  We cannot assure that our recent acquisition of Cross Telecom assets will increase our revenues or profits.  We also cannot assure that in conjunction with our December 2009 acquisition of certain assets and assumption of certain liabilities of Incentra, LLC’s reseller business we will retain Incentra’s employee base, customer and advanced technology certifications, or generate anticipated revenues or profits from the acquired business.

Non-GAAP Details

Non-GAAP financial measures exclude the impact from acquisition accounting adjustments to deferred revenue and costs, stock-based compensation expense, amortization of intangible assets, integration and transaction costs related to acquisitions and the related effects on income taxes.  These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Datalink believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Datalink’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Datalink’s results of operations in conjunction with the corresponding GAAP measures.

These non-GAAP financial measures facilitate management’s internal comparisons to the Datalink’s historical operating results and comparisons to competitors’ operating results. We include these non-GAAP financial measures in our earnings announcement because we believe they are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making, such as employee compensation planning. Datalink believes that the presentation of these non-GAAP measures when shown in conjunction with the corresponding GAAP measures provides useful information to investors and management regarding financial and business trends relating to its financial condition and results of operations.

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Company Contacts:
Media & Alliances:	Investors & Analysts:
Suzanne Gallagher	Greg Barnum
SVP of Marketing	Vice President and CFO
Phone: 720-566-5110	Phone: 952-944-3462
Email : sgallagher@datalink.com	Email: gbarnum@datalink.com